Exhibit 99.1

Interlink Electronics Reports 2007 First Quarter Results

Camarillo, California, May 15, 2007—Interlink Electronics, Inc. [OTC:LINK.PK], a global leader in the design, development and manufacture of human interface products and technologies, today announced results for its first quarter ended March 31, 2007.

Revenues were $8.9 million, up 4% from the first quarter of 2006, driven primarily by increased sales in each of the Branded Products, E-transactions and Specialty Components business segments. The Company reported a net loss of $2.5 million with a loss per share of $0.18, compared to a net loss of $2.6 million and a loss per share of $0.19 in the first quarter of 2006. Results in the first quarter of 2007 and 2006 included $1.0 million and $1.1 million, respectively, in non-cash stock based compensation expense related to the 2006 implementation of Statement of Financial Accounting Standards 123(R), Share-Based Payment (“SFAS 123(R)”).

“We performed as expected this quarter,” said E. Michael Thoben, Interlink Chairman and Chief Executive Officer. “Our strategic businesses continued to grow while we managed the decline of our OEM Remotes business. Specialty Components revenues increased 73% from the same quarter last year as we further expanded our MicroNavTM technology customer base into the cell phone and personal device markets. E-transactions revenues grew 31% as we continue to dedicate resources to supporting its continued growth. We also saw revenues from our Branded Business increase by 16%, a trend that we expect to continue for the remainder of the year. Only OEM Remotes revenues were down from last year, a decrease of 32% from the first quarter of 2006, which was consistent with our prior forecasts.”

Gross profit in the first quarter of 2007 was $2.7 million, or 30% of revenues, compared to $3.7 million, or 43% of revenues, for the first quarter of 2006. The first quarter 2007 results included higher unabsorbed manufacturing costs than in the same quarter last year. Operating expenses were $5.1 million, compared to $6.3 million in the first quarter of 2006; this reduction in operating costs was due primarily to decreased costs associated with Sarbanes-Oxley compliance and the elimination of costs related to the Company’s internal investigation, which was completed in February of 2006.

The Company will hold a conference call to discuss its 2007 first quarter financial results on May 15, 2007 at 4:00 p.m. EDT. To access the live conference call, dial 1-888-942-9565 (pass code is LINK); for international callers dial 1-210-234-0028 (pass code is LINK). For telephonic replay dial 1-800-551-8143 or for international replay dial 1-402-220-2056. For live or replay webcast access, go to www.interlinkelectronics.com.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Month Period Ended March 31,
	2007		2006
Revenues	$8,885		$8,531
Cost of revenues	6,215		4,849

Gross profit	2,670		3,682
Operating expenses:
Product development and research	1,242		1,415
Selling, general and administrative	3,889		4,900

Total operating expenses	5,131		6,315

Operating loss	(2,461	)(a)	(2,633	)(a)

Other income (expense):
Interest income , net	17		127
Other expense, net	(23)		(16)

Total other income (expense), net	(6)		111
Loss before provision for income taxes	(2,467)		(2,522)
Provision for income taxes	52		71

Net loss	$(2,519)		$(2,593)

Loss per share – basic and diluted	$(0.18)		$(0.19)

Weighted average shares – basic and diluted	13,749		13,754

(a)	Operating losses for the three months ended March 31, 2007 and 2006 include share-based compensation expense pursuant to FAS123(R) of $976 and $1,070 respectively. Such expense is included in the statement of operations as follows:

Cost of revenues	$178	$201
Product development and research	209	225
Selling, general and administrative	589	644

Total	$976	$1,070

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(IN THOUSANDS)

	March 31,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$5,177	$1,344
Short-term investments, available for sale	—	1,600
Accounts receivable, less allowance for doubtful accounts and product returns of $517 and $609 at March 31, 2007 and December 31, 2006	6,124	8,034
Inventories, net	10,537	10,706
Prepaid expenses and other current assets	582	560

Total current assets	22,420	22,244
Property and equipment, net	1,567	1,594
Patents and trademarks, net	230	272
Other assets	246	245

Total assets	$24,463	$24,355

Liabilities and Stockholders’ Equity
Current liabilities:
Note payable	$153	$152
Short term borrowings	2,500	—
Accounts payable and accrued liabilities	3,691	4,331
Accrued payroll and related expenses	2,555	2,243
Deferred revenue	244	765

Total current liabilities	9,143	7,491

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $5.00 par value (100 shares authorized, none issued and outstanding)	—	—
Common stock, $0.00001 par value (50,000 shares authorized, 13,749 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	55,922	54,946
Accumulated other comprehensive loss	(506)	(505)
Accumulated deficit	(40,096)	(37,577)

Total stockholders’ equity	15,320	16,864

Total liabilities and stockholders’ equity	$24,463	$24,355

About Interlink Electronics, Inc.

Interlink Electronics, Inc. (OTC: LINK.PK), is a global leader in the design, development and manufacture of intuitive human interface products and technologies. Setting tomorrow’s standards for electronic signature and e-notarization products, advanced remote controls and consumer electronics interface solutions, Interlink has established itself as one of the world’s leading innovators of intuitive interface design. With more than 80 patents around the world protecting its technologies and products, Interlink Electronics serves a world-class customer-base from its corporate headquarters in Camarillo, California and offices in Japan, Taiwan, Hong Kong and China. For more information, see http://www.interlinkelectronics.com.

This release contains forward-looking statements that involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the forward-looking statements: the sufficiency of cash, credit lines and other sources to finance our operations; the results of pending litigation; business conditions and growth in the electronics industry and general economies, both domestic and international; lower than expected customer orders; delays in receipt of orders or cancellation of orders; competitive factors, including increased competition, new product offerings by competitors and price pressures; the availability of third party parts and supplies at reasonable prices; changes in, and acceptance by our market of, our product mix; significant quarterly performance fluctuations due to the receipt of a significant portion of customer orders and product shipments in the last month of each quarter; and product shipment interruptions due to manufacturing problems. The forward-looking statements contained in this document regarding Interlink’s financial results, industry and revenue trends, the filing of reports with the Securities and Exchange Commission and future business activities should be considered in light of these factors.

Contacts:

Investor Relations Contact:

Michelle Lockard

mlockard@interlinkelectronics.com

805-484-8855 ext. 114

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